Exhibit 10.14

                            SECOND AMENDMENT TO LEASE

         THIS SECOND AMENDMENT TO LEASE (this "Amendment") is dated as of December 23, 2002 ("Effective Date") and is made by and between 411 BOREL, LLC, a Delaware limited liability company ("Landlord"), and VIRAGE, INC., a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:


                                    RECITALS

         Landlord's predecessor in interest and Tenant executed that certain Office Lease, dated February 17, 2000, as amended by that certain First Amendment to Office Lease, dated August 31, 2000 (collectively, as amended, the "Lease"), for a portion of certain real property commonly known as 411 Borel Avenue, San Mateo, California, as more particularly described in the Lease (the "Premises").

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1. Definitions. All capitalized terms used in this Amendment shall have the meanings ascribed in the Lease, unless otherwise defined in this Amendment.

2. Effective Date. The effective date of this Amendment shall be the Effective Date set forth above.

3. Tenant's Payment. As consideration for Landlord's execution of this Amendment, on January 2, 2003, Tenant shall pay to Landlord cash in the amount of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) ("Tenant's Payment").

4. Amendment of Letter of Credit. Provided that: (a) Tenant is not in material default under the terms of the Lease, as amended by this Amendment (collectively, the "Amended Lease"); (b) Tenant has delivered Tenant's Payment to Landlord in accordance with Section 3 above and (c) as of the end of business on March 30, 2003, Tenant has not filed (nor has any creditor of Tenant (other than Landlord or any affiliate of Landlord) filed on behalf of Tenant) a petition for bankruptcy under Title 11 of the United States Code and has not made an assignment for the benefit of creditors, then, on or after March 31, 2003, Tenant shall have the right to amend the Letter of Credit to reduce the stated amount to Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) ("Amended L/C").

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5. Warrant. On or before the Effective Date, Tenant shall execute and deliver to
Landlord a warrant, substantially in the form attached hereto as Exhibit A ("Warrant"), to purchase two hundred thousand (200,000) shares of unregistered securities of Tenant at the market price in effect as of the Effective Date, exercisable on or before the date which is thirty-six (36) months after the Effective Date.

6. Software. At any time after the Effective Date until the expiration of the Amended Lease, upon Landlord's request, Tenant shall provide to Landlord, without cost to Landlord, webcasting software or other software manufactured by Tenant, instead of or in addition to webcasting software, selected by Landlord, in its sole and absolute discretion, and licenses to use such software pursuant to Tenant's standard shrinkwrap agreement (collectively, "Software"), valued at Two Hundred Thousand and No/100 Dollars ($200,000.00) ("Allowance"), based on the current Virage list selling price to unaffiliated third parties. Landlord may, but shall not be required to, apply a portion of such Allowance towards ordering Tenant's commercially available services such as installation, training and/or support services (not to exceed one year) at Virage's list selling price to unaffiliated third parties or towards ordering excess hardware if available from Tenant, in place of Software. All such Software, services and/or hardware ordered by Landlord and applied towards such Allowance shall be documented in a standard Virage quote form and signed by Landlord.

7. Rent Reduction. Except as set forth in Section 14 below, and subject to reduction if the Premises are reduced under Section 8(a) below, (a) for the month of December, 2002, the minimum monthly rent payable under Section 2 of the Lease ("Minimum Monthly Rent") shall be One Hundred Seven Thousand Seven Hundred Ninety-five and 25/100 Dollars ($107,795.25); (b) for the month of January, 2003, the Minimum Monthly Rent shall be Two Hundred Fifteen Thousand Five Hundred Ninety and 50/100 Dollars ($215,590.50); (c) for the month of February, 2003, the Minimum Monthly Rent shall be Two Hundred Fifteen Thousand Five Hundred Ninety and 50/100 Dollars ($215,590.50); (d) for the month of March, 2003, the Minimum Monthly Rent shall be One Hundred Thirty-one Thousand Seven Hundred Twenty-four and 75/100 ($131,724.75); and (e) for the month of April, 2003, and continuing thereafter, the Minimum Monthly Rent shall be One Hundred Seven Thousand Seven Hundred Ninety-five and 25/100 Dollars ($107,795.25) (i.e., $2.25 per rentable square foot of the Premises). The foregoing Minimum Monthly Rent reductions shall not affect Tenant's obligation to pay direct operating expenses and real estate taxes and assessments pursuant to Sections 21 and 22 of the Amended Lease. Upon January 1, 2004, and continuing annually thereafter, the Minimum Monthly Rent shall be increased to the fair market rent for the Premises, as mutually agreed to by both Landlord and Tenant in good faith, but in no event shall the Minimum Monthly Rent be less than Two and 25/100 Dollars ($2.25) per rentable square foot of the Premises, as the Premises may be reduced pursuant to Section 8(a) below. If Landlord and Tenant cannot agree upon fair market rent for the Premises as provided above, fair market rent shall be decided by arbitration in accordance with the provisions of Section 36 of the Amended Lease.

         Landlord agrees to apply One Hundred Seven Thousand Seven Hundred Ninety-five and 25/100 Dollars ($107,795.25) of the Security Deposit held by Landlord pursuant to Section 3 of the Amended Lease against rent due in January, 2003, to apply One Hundred Seven Thousand Seven Hundred Ninety-five and 25/100 Dollars ($107,795.25) of the Security Deposit against rent due in February, 2003, and to apply Twenty-three Thousand Nine Hundred Twenty-nine and 50/100 Dollars ($23,929.50) of the Security Deposit against rent due in March, 2003. Thereafter, no security deposit shall be required.

8. Third Floor Premises.

         (a) Third Party Lease. From and after the Effective Date, Landlord and Tenant shall use best efforts, without commercially unreasonable cost to either party, to market the portion of the Premises on the Third Floor of the Building ("Third Floor Premises") for lease to third parties, upon terms and conditions  reasonably  acceptable  to  Landlord  and  Tenant.
                  Landlord shall engage Landlord's broker to market the Third Floor Premises for re-lease, and, on the Third Party Lease Date, as defined below, Tenant shall pay Landlord's broker's excess bonus ("Excess Bonus"), in the amount of Two and No/100 Dollars ($2.00) per square foot of the Third Floor Premises leased to a new tenant, directly to Landlord; provided that such Excess Bonus is paid by Landlord to its broker and is paid in addition to its standard broker fees for similar properties. Such Excess Bonus shall not exceed the aggregate amount of Forty-seven Thousand Seven Hundred Four and No/100 Dollars ($47,704.00). If Landlord and a third party tenant reasonably acceptable to Landlord and Tenant execute and deliver a new lease ("Third Party Lease") for the Third Floor Premises prior to the expiration of the Amended Lease, then on the commencement date of the Third Party Lease ("Third Party Lease Date"), the Third Floor Premises shall be excluded from the Premises for all purposes under the Amended Lease, the Minimum Monthly Rent shall be adjusted on a pro rata basis based on square footage to reflect such exclusion and Landlord and Tenant shall execute and deliver an amendment to the Amended Lease memorializing such exclusion and rent reduction. If Landlord does not execute a Third Party Lease pursuant to the terms of this Amendment, then Tenant shall remain liable for all obligations under the Amended Lease, including without limitation for the Third Floor Premises. The Third Party Lease shall be on terms and conditions substantially similar to Landlord's then-standard terms and conditions for similar properties and Landlord shall not offer concessions, not normally offered to other tenants, in exchange for a lower rental rate in the Third Party Lease. Within ten (10) days after Landlord gives Tenant written notice that Landlord intends to enter into a Third Party Lease, Tenant shall deliver to Landlord a bill of sale transferring title to all of the then-remaining furniture in the Third Floor Premises ("Third Floor Furniture") to Landlord, without any additional payment due from Landlord, and Tenant shall receive a credit to the Rent Differential, as defined below, if any, as set forth in Section 8(b) below.

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         (b)      Rent Differential.  Commencing upon the Third Party Lease Date and ending upon the expiration of the term of the Amended Lease, Tenant shall pay to Landlord a Rent Differential, as defined below, monthly with Tenant's Minimum Monthly Rent payment, as reduced pursuant to Section 8(a) above. The "Rent Differential" shall be an amount equal to the Minimum Monthly Rent payable under Section 7 above with respect to the Third Floor Premises minus the minimum monthly rent paid by the tenant under the Third Party Lease ("Rent Differential"). In no event will Landlord be obligated to pay to Tenant any amount of negative Rent Differential, nor shall any negative amount carry over into a subsequent month. A Third Floor Furniture Amount (as defined below) shall credited against the
                  Rent   Differential  as  it  accrues  until  the  Third  Floor
                  Furniture Amount is reduced to zero (0). For the purposes of this paragraph, the "Third Floor Furniture Amount" shall be the value of the Third Floor Furniture, as reasonably agreed upon by Landlord and Tenant on or before the Third Party Lease Date. Notwithstanding the foregoing, Tenant's obligation to pay the Rent Differential shall terminate upon the date which is twenty-four (24) months after the Effective Date if Tenant is not Profitable, as defined below, for at least two (2) of the four (4) fiscal quarters immediately preceding the date which is twenty-four (24) months after the Effective Date. Additionally, even if Tenant does not satisfy the criteria in the immediately preceding sentence, if the expiration date of the Third Party Lease occurs within the last twelve (12) months of the term of the Amended Lease, then Tenant's obligation to pay the Rent Differential shall terminate upon the expiration of the earlier to expire of the Third Party Lease or the Amended Lease, excluding any extension pursuant to Section 13 of this Amendment.

         (c) For the purposes of this Amendment, "Profitable" shall mean showing a positive balance for "Net Cash (from/used in)
                  Operating Activities," for any quarter as reflected in Tenant's Consolidated Statement of Cash Flows on Tenant's 10K, except that there shall be excluded from the determination of "Net Cash (from/used in) Operating Activities" the amount of any "cash" bonus compensation in excess of the average of the "cash" bonus compensation paid to executives in the same quarter in the previous two (2) years ("Excess Bonus Compensation"). Tenant shall notify Landlord in writing of the amount of any such Excess Bonus Compensation upon Tenant's filing of any 10K.

         (d) Tenant's Second Payment. As further consideration for Landlord's execution of this Amendment, upon the first (1st) business day of Tenant's fiscal quarter immediately following the Third Party Lease Date, Tenant shall pay to Landlord cash in the amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (minus, only if Tenant was not Profitable for the two (2) fiscal quarters immediately preceding the Third Party Lease Date, an amount equal to the sum of the Minimum Monthly Rent payments paid by Tenant under the Amended Lease with respect to the Third Floor Premises after the date which is twelve (12) months after the Effective
                  Date) ("Tenant's Second Payment"). Provided that: (a) Tenant is not in material default under the terms of the Amended Lease and (b) as of the end of business on the date which is the earlier of ninety (90) days after Tenant's Second Payment or two (2) business days prior to the last day of the same fiscal quarter in which Tenant's Second Payment is made, Tenant has not filed (nor has any creditor of Tenant filed on behalf of Tenant) a petition for bankruptcy under Title 11 of the United States Code and has not made an assignment for the benefit of creditors, Landlord shall release the Amended L/C to Tenant upon the earlier of ninety (90) days after Tenant's Second Payment or two (2) business days prior to the last day of the same fiscal quarter in which Tenant's Second Payment is made. If Tenant has paid Tenant's Payment in accordance with
                  Section 3 above and otherwise has satisfied all of the conditions set forth in the immediately preceding sentence, but has not amended the Letter of Credit, then upon the earlier of ninety (90) days after Tenant's Second Payment or two (2) business days prior to the last day of the same fiscal quarter in which Tenant's Second payment is made, Landlord shall release the Letter of Credit to Tenant.

9. Unamortized Commissions and Tenant Improvements. Within twenty (20) days after the Third Party Lease Date and provided that Landlord delivers an invoice to Tenant for the due amount within ten (10) days after the Third Party Lease Date, Tenant shall pay to Landlord an amount equal to any unamortized tenant improvements and brokers' commissions, finders' fees or other similar costs incurred by Landlord with respect to the original lease of the Third Floor Premises to Tenant, with interest at the per annum rate of eight percent (8%) ("Amortization Payment"), which Amortization Payment shall not exceed in the aggregate Six Thousand and No/100 Dollars ($6,000.00) multiplied by the number of months from the Third Party Lease Date until the expiration date of the Amended Lease, excluding any extension period pursuant to Section 13 hereof.

10. Tenant Improvements. Tenant hereby releases Landlord from a portion, in the amount of Forty-five Thousand Five Hundred and No/100 Dollars ($45,500.00), of its obligation to pay to Tenant the remaining tenant improvement allowance still due from Landlord under Section 4 of the Amended Lease.

11. Acquisition of Tenant. If Tenant merges with, sells all or substantially all of its assets to, or is acquired by (collectively, an "Acquisition") a third party that is not a Related Corporation, as defined in Section 20 of the Amended Lease ("Buyer"), Tenant may assign and such Buyer may assume Tenant's obligations under the Amended Lease in accordance with the provisions of Section 20 of the Amended Lease. Buyer may terminate the Amended Lease within ninety
(90) days after an Acquisition, upon Landlord's receipt of written notice from such Buyer that such Buyer wishes to so terminate the Amended Lease and Landlord's receipt of an amount equal to sixty-seven percent (67%) of the Termination Amount, as defined herein. The "Termination Amount" shall be the total Minimum Monthly Rent payable under the Amended Lease from the termination date until the expiration date of the Amended Lease.

12. Confidentiality. Tenant and Landlord shall use their best efforts to keep all information related to or connected with this Amendment confidential and will not disclose any such information to any person or entity without obtaining the prior written consent of the other party, except that each party shall have the right to disclose: (i) to attorneys, consultants, accountants, lenders and other professionals required to perform its obligations or exercise its rights under the Amended Lease; (ii) in filings, regulatory documents, financial conference calls and press releases for purposes of complying with securities regulations, listing requirements, the Sarbanes-Oxley Act and other government rules, and as otherwise reasonably recommended by outside counsel to minimize risk of litigation and Securities Exchange Commission investigation; and (iii) if required by applicable law or court order.

13. Option to Extend.

         (a) The first full paragraph of Section 36 of the Lease (Option to Renew) (but not Subsections 36A and B) is hereby deleted in its entirety.

         (b)      If  Tenant is  Profitable  during at least two (2) of the four
                  (4) fiscal quarters immediately preceding the expiration of the Amended Lease term or there has been a Infusion Event, as defined below, then Landlord shall have the option ("Option") to extend the term of the Amended Lease for one (1) additional term of five (5) years, subject to all terms, conditions and covenants contained in the Amended Lease, except that Base Rent for the renewal term shall be based on fair market value for comparable office buildings in the San Mateo office market as determined in accordance with Section 36 of the Amended Lease; provided, however, that the immediately preceding sentence shall not apply if there has been an Acquisition of Tenant by any Buyer or if Landlord cannot provide premises large enough to accommodate Tenant's needs within a five (5) mile radius of the Building, in which case the Option shall not be exercisable. If Landlord desires to exercise the Option, then Landlord shall give Tenant written notice of Landlord's intention to so extend the term at least one hundred eighty (180) days prior to the expiration of the
                  Amended Lease. For the purposes of this Section 13, an "Infusion Event" shall mean Tenant has received cumulative written and non-refundable commitments for or payments of cash for equity at any time after the Effective Date in excess of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00).

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14. Effect of Bankruptcy.  If, within ninety (90) days after the Effective Date,
Tenant files (or any creditor of Tenant (other than Landlord or any affiliate of Landlord) files on behalf of Tenant) a petition for bankruptcy under Title 11 of the United States Code or Tenant makes an assignment for the benefit of creditors, and Landlord is unable to obtain or keep the full benefit of Tenant's Payment or Tenant's Second Payment made or required to be made under Sections 3 or 8(e) hereof, for any reason (including without limitation an avoidance action brought by Tenant, an affiliated party of Tenant, or any of their respective creditors (other than Landlord or any affiliate of Landlord)), then the first paragraph of Section 7 of this Amendment shall be null and void and Tenant shall be liable for the full Minimum Monthly Rent payable under Section 2 of the Lease without reference to the first paragraph of Section 7 of this Amendment commencing upon the date of such filing or assignment and Landlord's full claim under the Amended Lease (except for Section 7 of this Amendment) or under
applicable  law  against  all  parties  will  be  reinstated   and   immediately
enforceable against all parties liable therefor.

15. Due Authority. Each individual executing this Amendment on behalf of Landlord and Tenant represents and warrants to Tenant or Landlord, respectively, that he or she is duly authorized to execute and deliver this Amendment on behalf of Landlord or Tenant, respectively, and that this Amendment is binding upon Landlord or Tenant, respectively, in accordance with its terms.

16. Waiver. Tenant hereby waivers, to the fullest extent allowed by law, any and all rights Tenant may have under California Civil Code section 1950.7.

17. Time of the Essence. Time is of the essence with respect to each and every term and condition of this Amendment.

18. Ratification. Except as specifically amended hereby, the provisions of the Lease shall remain unmodified, of full force and effect and binding upon the parties in accordance with their terms.

                        [Signatures begin on next page.]

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and date first above written.


LANDLORD                               TENANT

411 BOREL, LLC,                        VIRAGE, INC.,
a Delaware limited liability company   a Delaware corporation

By:      /s/ Donald E. Christy         By:      /s/ Frank Pao
         -----------------------                --------------------------------
Name:    Donald E. Christy             Name:    Frank Pao
         -----------------------                --------------------------------
Title:   Senior Vice President         Title:   Vice President, Business Affairs
         -----------------------                --------------------------------